Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan of Bottomline Technologies (de), Inc. of our reports dated September 6, 2006, with respect to the consolidated financial statements and schedule of Bottomline Technologies (de), Inc., Bottomline Technologies (de), Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Bottomline Technologies (de), Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 22, 2007